Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Allison S. Johnson Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS
AND DECLARES DIVIDEND

January 25, 2023 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended December 31, 2022 of $15.7 million, or $0.99 per common share basic and diluted.
Key Highlights in the Fourth Quarter of 2022
•Earnings increased $238 thousand to $15.7 million, or 1.5%, for the quarter ended December 31, 2022 compared to $15.5 million for the quarter ended September 30, 2022.
•Tax equivalent net interest margin was 3.80% compared to 3.92% in the prior quarter and 3.16% in the fourth quarter of 2021.
•Loans and leases, net ("loans") grew 22.9% (annualized) during the three months ended December 31, 2022 from the third quarter of 2022.

•Return on average assets was 1.42% for the quarter ended December 31, 2022.

•Return on average equity and return on average tangible common equity(1) were 12.33% and 16.61%, respectively, for the fourth quarter of 2022, up from 12.23% and 16.55%, respectively, for the third quarter of 2022.
•Book value per common share increased to $32.24 for the fourth quarter, up from $31.42 in the third quarter, while tangible book value per share(1) increased to $24.59 at December 31, 2022, compared to $23.80, at September 30, 2022.

"It is with great enthusiasm that we deliver these fourth quarter and full year earnings report. For the quarter, we generated net income available to common shareholders of $15.7 million, or $0.99 per common share, which compares favorably to both the $607 thousand, or $0.05 per common share, generated in the fourth quarter of 2021, which was negatively impacted by merger and acquisition charges, and the $15.5 million, or $0.97 per common share, generated in the third quarter of 2022." said Rory G. Ritrievi, President and CEO. "For the year, we generated net income available to common shareholders of $54.8 million, or $3.44 per common share, which compares favorably to the $29.3 million, or $2.71 per common share, for the year ended December 31, 2021. This year’s net income and our earnings per common share are both records for the company. We accomplished this great quarter and this great year through continued successes in: high quality loan growth of 22.9% (annualized) for the quarter and 13.2% for the full year, noninterest income growth of 18.6% for the quarter compared to the fourth quarter of 2021 and 9.9% for the year, and a controlled growth in operating expenses."

"Those successes were accomplished by our incredible employees working together within our customer relationship

(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

focused model to deliver the best service in our footprint. The Board is very proud of that employee group for following our strategic plan to a tee and delivering the best annual results our shareholders have seen." said Mr. Ritrievi.

With this successful quarter, the Board is pleased to announce a quarterly cash dividend of $0.20 per share of common stock was declared at its meeting on January 25, 2023, payable on February 20, 2023 to shareholders of record as of February 10, 2023.
Net Interest Income and Average Balance Sheet
For the three months ended December 31, 2022, net interest income was $38.6 million compared to net interest income of $39.4 million for the three months ended September 30, 2022 and $29.4 million for the three months ended December 31, 2021. The tax-equivalent net interest margin for the three months ended December 31, 2022 was 3.80% compared to 3.92% for the third quarter of 2022 and 3.16% for the fourth quarter of 2021, a 12 basis point(s) ("bp") decrease and a 64 bp increase, respectively, compared to the prior quarter and the same period in 2021. The linked quarter decrease was primarily the result of a 60 bp increase in the rate on interest-bearing liabilities, partially offset by a 32 bp increase in the yield on interest-earning assets. The increase in the rate on interest-bearing liabilities compared to the linked quarter was primarily the result of higher deposit pricing to attract and retain new and existing customers. The increase in the yield on interest-earning assets was primarily driven by the increase of the yield on loans by 25 bp, to 4.98% during the fourth quarter of 2022.
The 108 bp increase in the yield on interest-earning assets compared to the fourth quarter of 2021 was primarily driven by the increase of loan yields of 22 bp and the increase on the yield of taxable investment securities of 98 bp. Additionally, average interest-earning assets increased $346.5 million and average interest-bearing liabilities increased $263.8 million from the fourth quarter of 2021, primarily due to the inclusion of only one month in 2021 in the average balances of the assets and liabilities obtained through the acquisition of Riverview Financial Corporation ("Riverview"), which closed on November 30, 2021. The increase in average interest-earning assets was also impacted by loan growth and re-deployment of cash into investment securities partially offset by a decrease in federal funds sold. The increase in the yield on interest-earning assets was the result of a combination of excess cash being re-deployed into higher yielding investment securities and the increases in the fed fund rate during 2022. The increase in the rate on interest-bearing liabilities was primarily the result of higher deposit pricing to attract and retain new and existing customers.

For the year ended December 31, 2022, net interest income was $147.8 million, a $39.3 million, or 36.2%, increase compared to net interest income of $108.6 million for the year ended December 31, 2021. The year-over-year increase in net interest income was positively impacted by the Riverview acquisition in the fourth quarter of 2021, the deployment of fed funds into higher yielding investment securities in the first half of 2022, interest and fees from core loan growth and lower cost of deposits in the year ended December 31, 2022, when compared to the same period in 2021. The tax-equivalent net interest margin for the year ended December 31, 2022 was 3.59%, a 29 bp increase compared to 3.30% for the year ended December 31, 2021. The increase was primarily the result of a $828.1 million increase in the average balance of interest-earning assets and an increase in the yield of total interest-earning assets of 28 bp, partially offset by a $601.4 million increase in average interest-bearing liabilities and the reduction of Paycheck Protection Program ("PPP") fees recognized during 2022 compared to the same period in 2021.
The three months ended December 31, 2022 included the recognition of $29 thousand of PPP loan processing fees compared to $4.4 million of PPP loan processing fees recognized during the three months ended December 31, 2021. The year ended December 31, 2022 included the recognition of $3.8 million of PPP loan processing fees, a decrease of $18.2 million compared to $22.0 million of PPP loan processing fees recognized during the year ended 2021. These PPP fees are recognized as interest income over the term of the respective loan, or sooner if the loans are forgiven by the U.S. Small Business Administration ("SBA"), or the borrower otherwise pays down principal prior to the loan’s stated maturity. As of December 31, 2022, $43 thousand of PPP fees remained.
Total average assets were $4.4 billion for the fourth quarter of 2022, reflecting an increase of $41.4 million, or 1.0%, and $437.1 million, or 11.1% compared to total average assets of $4.3 billion and $3.9 billion for the third quarter of 2022 and the fourth quarter of 2021, respectively. Total average assets were $4.5 billion for the year ended 2022, reflecting an increase of $948.9 million, or 27.0%, compared to total average assets of $3.5 billion for the year ended 2021. The increase in total average assets for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily attributable to the Riverview acquisition, effective November 30, 2021.

Total average loans were $3.4 billion for the fourth quarter of 2022, reflecting an increase of $157.7 million, or 4.9%, compared to total average loans of $3.2 billion in the third quarter of 2022, and an increase of $800.2 million, or 30.8%, compared to total average loans of $2.6 billion for the fourth quarter of 2021. Total average loans were $3.2 billion for the year ended 2022, reflecting an increase of $678.2 million, or 26.7%, compared to total average loans for the year ended 2021. The year-over-year growth is largely attributable to the Riverview acquisition.
Total average deposits were $3.7 billion for the fourth quarter of 2022, reflecting an increase of $629 thousand compared to total average deposits in the third quarter of 2022, and an increase of $359.2 million, or 10.7%, compared to total average deposits of $3.4 billion for the fourth quarter of 2021. The average cost of deposits was 0.74% for the fourth quarter of 2022, representing a 44 bp increase from the third quarter of 2022 and the fourth quarter of 2021. Total average deposits were $3.8 billion for the year ended December 31, 2022, reflecting an increase of $937.0 million, or 32.5%, compared to total average deposits of $2.9 billion for the same period of 2021. The year-over-year growth in average deposits was positively impacted by the Riverview acquisition and significant increases in noninterest-bearing, interest-bearing, and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.
Asset Quality
The provision for loan and lease losses was $525 thousand for the three months ended December 31, 2022, a decrease of $1.0 million compared to the provision for loan and lease losses of $1.6 million for the three months ended September 30, 2022 and an increase of $155 thousand compared to the provision for loan and lease losses of $370 thousand for the three months ended December 31, 2021. The provision for loan and lease losses was $4.3 million for the year ended December 31, 2022, an increase of $1.4 million compared to the $2.9 million provision for loan and lease losses for the year ended December 31, 2021. This reduction in the provision for the fourth quarter was primarily due to an improvement in credit quality, driven by positive risk rate migration in large portfolios. The increase in the provision for loan and lease losses for the year ended December 31, 2022 was primarily the result of one commercial relationship that was downgraded from substandard accrual to substandard non-accrual during the second quarter of 2022 and the growth in total loans during 2022.
Total nonperforming assets were $8.6 million at December 31, 2022, compared to nonperforming assets of $10.0 million at December 31, 2021. The decrease in nonperforming assets since December 31, 2021 was primarily the result of the successful workout of two non-accrual home equity loans amongst one relationship totaling $2.3 million during the first quarter of 2022. The nonperforming assets included acquired impaired loans assumed in the Riverview acquisition totaling $2.9 million and $3.3 million as of December 31, 2022 and 2021, respectively.
The allowance for loan and lease losses as a percentage of total loans, including PPP loans, was 0.54% at December 31, 2022, compared to 0.56% at September 30, 2022 and 0.47% at December 31, 2021.
Capital
Shareholders’ equity increased $22.0 million, or 4.49%, from $490.1 million as of December 31, 2021 to $512.1 million as of December 31, 2022. Mid Penn declared $12.7 million in dividends during 2022 and repurchased $3.0 million of common stock through its treasury stock repurchase program. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at both December 31, 2022 and December 31, 2021.

Noninterest Income
For the three months ended December 31, 2022, noninterest income totaled $6.7 million, an increase of $751 thousand, or 12.6%, compared to noninterest income of $6.0 million for the third quarter of 2022, primarily a result of increases in other income, which included a branch sale. For the three months ended December 31, 2022, noninterest income increased $1.1 million, or 18.6%, compared to noninterest income of $5.7 million for the fourth quarter of 2021, primarily driven by increases of $2.3 million in other income, $307 thousand in income from fiduciary and wealth management activities and $265 thousand in ATM debit card interchange income, partially offset by a decrease of $1.7 million in mortgage banking income. The increase in income from fiduciary activities was attributable to favorable growth in trust assets under management and increased sales of retail investment products, as a result of successful business development efforts by Mid Penn’s trust and wealth management team. ATM debit card interchange income and service charges on deposits increased primarily as a result of a higher volume of transactional deposit accounts, including deposit accounts assumed in the Riverview acquisition. The decrease in mortgage banking income was the result of increasing mortgage interest rates slowing mortgage loan originations and secondary-market loan sales and gains during 2022.
For the year ended December 31, 2022, noninterest income totaled $23.7 million, an increase of $2.1 million, or 9.9%, compared to noninterest income of $21.5 million for the year ended December 31, 2021, primarily driven by increases of $4.2 million in other income, $2.6 million in income from fiduciary activities, $1.7 million in ATM debit card interchange income and $1.1 million in service charges on deposits. The increase in other income was primarily the result of higher insurance commissions, letter of credit fees, a gain on sale of a branch office and income from the early termination of a lease in 2022 compared to the year ended December 31, 2021. The increases in fiduciary activities was a result of increased activity in the wealth management area and the Riverview acquisition. ATM debit card interchange income and service charges on deposits increased primarily as a result of a higher volume of transactional deposit accounts, including deposit accounts assumed in the Riverview acquisition. These favorable variances were partially offset by a decrease in mortgage banking income of $8.7 million for the year ended December 31, 2022 compared to the same period of 2021. Mortgage banking income decreased as interest rates increased in response to the increase in the fed funds rate during 2022. As a result of the corresponding mortgage rate increases and an increase in property values driven by supply shortfalls and high liquidity levels among buyers, the mortgage loan refinancing market has slowed, and purchase money mortgage originations have slowed relative to the lending volumes seen in the past several years.
Noninterest Expense
Noninterest expense totaled $25.5 million, an increase of $753 thousand, or 3.0%, for the three months ended December 31, 2022, compared to noninterest expense of $24.7 million for the third quarter of 2022. The increase was primarily the result of a $843 thousand increase in charitable contributions qualifying for state tax credits, which typically occur more frequently towards the end of the year, a $372 thousand increase in legal and professional fees and $294 thousand of merger and acquisition expenses recorded in the fourth quarter of 2022.
Compared to the fourth quarter of 2021, noninterest expense in the fourth quarter of 2022 decreased $8.6 million, or 25.3%, from $34.1 million to $25.5 million as a result of merger and acquisition and post-acquisition restructuring expenses totaling $12.2 million. This decrease in noninterest expense was partially offset by increases in operating expenses from the Riverview acquisition. The most significant increases were $1.6 million in salaries and benefits, $631 thousand in other expenses, $400 thousand in occupancy and $385 thousand in equipment expense. In addition, legal and professional fees were $512 thousand higher in the fourth quarter of 2022 compared to the fourth quarter in 2021.
For the year ended December 31, 2022, noninterest expense totaled $99.8 million, an increase of $8.7 million, or 9.6%, compared to noninterest expense of $91.1 million for the year ended December 31, 2021, primarily as the result of higher expenses attributable to the Riverview acquisition, most significantly increases of $10.9 million in salaries and benefits and $4.7 million in other expenses. The increase in expense was partially offset by $623 thousand in merger and acquisition and post-acquisition restructuring expenses for the year ended December 31, 2022 compared to $12.9 million for the year ended 2021.
The efficiency ratio(1) was 54.59% in the fourth quarter of 2022, compared to 53.46% in the third quarter of 2022, and 61.34% in the fourth quarter of 2021. The change in the efficiency ratio during the fourth quarter 2022 compared to the third quarter of 2022 was the result of lower net interest income and higher noninterest expenses, partially offset by higher noninterest income. The improvement in the efficiency ratio during the fourth quarter 2022 compared to the fourth quarter of 2021 was the result of higher net interest income, partially offset by higher noninterest expenses, excluding the merger and acquisition expense.
Merger & Acquisition Activity
On November 30, 2021, Mid Penn announced the successful completion of the merger acquisition of Riverview. The acquisition of Riverview impacted periods presented within this release. For more information regarding this transaction, please see Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2021.

On December 20, 2022, Mid Penn announced its entry into an agreement and plan of merger with Brunswick Bancorp ("Brunswick"). The acquisition will result in a meaningful expansion for Mid Penn into the attractive central New Jersey market. Mid Penn will acquire Brunswick in a combination cash and stock transaction valued at approximately $53.9 million (based on Mid Penn's closing stock price of $30.95 for the trading day ending December 19, 2022).

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and Brunswick; the outcome of any legal proceedings that may be instituted against Mid Penn or Brunswick; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn and Brunswick do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Mid Penn and Brunswick successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn and Brunswick.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Ending Balances:
Investment securities	$637,802	$644,766	$618,184	$508,658	$392,619
Net loans and leases	3,495,162	3,303,977	3,163,157	3,106,384	3,089,799
Total assets	4,486,257	4,333,903	4,310,163	4,667,174	4,689,425
Total deposits	3,778,331	3,729,596	3,702,587	3,989,037	4,002,016
Shareholders' equity	512,099	499,105	495,835	494,161	490,076
Average Balances:
Investment securities	640,792	626,447	580,406	462,648	286,134
Net loans	3,395,308	3,237,587	3,129,334	3,103,469	2,319,544
Total assets	4,381,213	4,339,783	4,465,906	4,696,894	3,579,649
Total deposits	3,727,287	3,726,658	3,837,135	3,999,074	3,007,955
Shareholders' equity	505,769	502,082	495,681	494,019	403,010

Income Statement:	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Net interest income	$38,577	$39,409	$35,433	$34,414	$29,372
Provision for loan and lease losses	525	1,550	1,725	500	370
Noninterest income	6,714	5,963	5,230	5,750	5,660
Noninterest expense	25,468	24,715	23,915	25,745	34,072
Income before provision for income taxes	19,298	19,107	15,023	13,919	590
Provision for income taxes	3,579	3,626	2,771	2,565	(17)
Net income available to shareholders	15,719	15,481	12,252	11,354	607
Net income excluding non-recurring expenses (1)	15,951	15,481	12,252	11,614	10,266

Per Share:
Basic earnings per common share	$0.99	$0.97	$0.77	$0.71	$0.05
Diluted earnings per common share	$0.99	$0.97	$0.77	$0.71	$0.05
Cash dividends declared	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share	$32.24	$31.42	$31.23	$30.96	$30.71
Tangible book value per common share (1)	$24.59	$23.80	$23.57	$23.31	$22.99

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	0.006%	-0.007%	-0.001%	-0.007%	0.001%
Non-performing loans to total loans	0.25%	0.23%	0.25%	0.25%	0.32%
Non-performing asset to total loans and other real estate	0.25%	0.23%	0.25%	0.26%	0.32%
Non-performing asset to total assets	0.21%	0.18%	0.19%	0.18%	0.22%
ALLL to total loans	0.54%	0.56%	0.53%	0.49%	0.47%
ALLL to nonperforming loans	220.82%	242.23%	211.66%	190.84%	146.23%

Profitability:
Return on average assets	1.42%	1.42%	1.10%	0.98%	0.06%
Return on average equity	12.33%	12.23%	9.91%	9.32%	0.61%
Return on average tangible common equity (1)	16.61%	16.55%	13.59%	12.82%	1.26%
Net interest margin	3.80%	3.92%	3.45%	3.21%	3.16%
Efficiency ratio (1)	54.59%	53.46%	57.57%	62.12%	61.34%

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.7%	9.6%	9.0%	8.4%	8.1%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.5%	11.4%	11.5%	11.7%	11.7%
Tier 1 Capital (to Risk Weighted Assets) (2)	12.5%	11.7%	11.8%	12.0%	12.0%
Total Capital (to Risk Weighted Assets) (2)	14.5%	13.8%	14.1%	14.4%	14.6%
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.
(2)Regulatory capital ratios as of December 31, 2022 are preliminary and prior periods are actual.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
ASSETS
Cash and due from banks	$53,368	$76,018	$64,440	$54,961	$41,100
Interest-bearing balances with other financial institutions	4,405	4,520	4,909	3,187	146,031
Federal funds sold	3,108	14,140	167,437	700,283	726,621
Total cash and cash equivalents	60,881	94,678	236,786	758,431	913,752
Investment Securities:
Held to maturity, at amortized cost	399,494	402,142	399,032	363,145	329,257
Available for sale, at fair value	237,878	242,195	218,698	145,039	62,862
Equity securities available for sale, at fair value	430	428	454	474	500
Loans held for sale	2,475	5,997	9,574	7,474	11,514
Loans and leases, net of unearned interest	3,514,119	3,322,457	3,180,033	3,121,531	3,104,396
Less: Allowance for loan and lease losses	(18,957)	(18,480)	(16,876)	(15,147)	(14,597)
Net loans and leases	3,495,162	3,303,977	3,163,157	3,106,384	3,089,799

Premises and equipment, net	34,471	33,854	33,732	33,612	33,232
Bank premises and equipment held for sale	1,306	2,262	2,574	3,098	3,907
Operating lease right of use asset	8,798	8,352	8,326	8,751	9,055
Finance lease right of use asset	2,907	2,952	2,997	3,042	3,087
Cash surrender value of life insurance	50,674	50,419	50,169	49,907	49,661
Restricted investment in bank stocks	8,315	4,595	4,234	7,637	9,134
Accrued interest receivable	18,405	15,861	12,902	11,584	11,328
Deferred income taxes	13,674	16,093	13,780	11,974	10,779
Goodwill	114,231	113,871	113,835	113,835	113,835
Core deposit and other intangibles, net	7,260	7,215	7,729	8,250	9,436
Foreclosed assets held for sale	43	49	69	125	—
Other assets	29,853	28,963	32,115	34,412	28,287
Total Assets	$4,486,257	$4,333,903	$4,310,163	$4,667,174	$4,689,425

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$793,939	$863,037	$850,180	$866,965	$850,438
Interest-bearing transaction accounts	2,325,847	2,414,272	2,377,260	2,568,918	2,524,921
Time	658,545	452,287	475,147	553,154	626,657
Total Deposits	3,778,331	3,729,596	3,702,587	3,989,037	4,002,016

Short-term borrowings	102,647	—	—	—	—
Long-term debt	4,409	4,501	4,592	74,681	81,270
Subordinated debt and trust preferred securities	56,941	66,357	73,995	74,134	73,645
Operating lease liability	9,725	10,261	10,324	10,923	11,363
Accrued interest payable	2,303	1,841	1,542	2,067	1,791
Other liabilities	19,802	22,242	21,288	22,171	29,264
Total Liabilities	3,974,158	3,834,798	3,814,328	4,173,013	4,199,349

Shareholders' Equity:
Common stock, par value $1.00 per share; 20.0 million shares authorized	16,094	16,091	16,081	16,059	16,056
Additional paid-in capital	386,987	386,452	386,128	385,765	384,742
Retained earnings	133,114	120,572	108,265	99,206	91,043
Accumulated other comprehensive (loss) income	(19,216)	(19,130)	(9,759)	(4,946)	158
Treasury stock	(4,880)	(4,880)	(4,880)	(1,923)	(1,923)
Total Shareholders’ Equity	512,099	499,105	495,835	494,161	490,076
Total Liabilities and Shareholders' Equity	$4,486,257	$4,333,903	$4,310,163	$4,667,174	$4,689,425

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended					Year Ended
(Dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
INTEREST INCOME
Loans including fees, and lease	$42,492	$38,484	$34,264	$35,016	$31,021	$150,256	$118,776
Investment securities:
Taxable	3,784	3,382	2,833	1,953	1,044	11,952	2,602
Tax-exempt	390	392	379	336	288	1,497	1,122
Interest on other interest-bearing balances	36	12	8	13	8	69	13
Interest on federal funds sold	40	736	736	314	324	1,826	809
Total Interest Income	46,742	43,006	38,220	37,632	32,685	165,600	123,322
INTEREST EXPENSE
Deposits	6,995	2,836	2,019	2,294	2,536	14,144	11,327
Short-term borrowings	441	—	—	—	—	441	539
Long-term and subordinated debt	729	761	768	924	777	3,182	2,888
Total Interest Expense	8,165	3,597	2,787	3,218	3,313	17,767	14,754
Net Interest Income	38,577	39,409	35,433	34,414	29,372	147,833	108,568
PROVISION FOR LOAN AND LEASE LOSSES	525	1,550	1,725	500	370	4,300	2,945
Net Interest Income After Provision for Loan and Lease Losses	38,052	37,859	33,708	33,914	29,002	143,533	105,623
NONINTEREST INCOME
Fiduciary and wealth management	1,085	1,729	1,205	1,052	778	5,071	2,494
ATM debit card interchange	1,099	1,078	1,128	1,057	834	4,362	2,688
Service charges on deposits	461	483	450	684	439	2,078	991
Mortgage banking	237	536	305	529	1,932	1,607	10,314
Mortgage hedging	150	217	538	566	42	1,471	64
Net gain (loss) on sales of SBA loans	—	152	119	(9)	409	262	969
Earnings from cash surrender value of life insurance	255	250	262	246	135	1,013	358
Net gain on sales of investment securities	—	—	—	—	—	—	79
Other	3,427	1,518	1,223	1,625	1,091	7,793	3,576
Total Noninterest Income	6,714	5,963	5,230	5,750	5,660	23,657	21,533
NONINTEREST EXPENSE
Salaries and employee benefits	13,434	13,583	12,340	13,244	11,838	52,601	41,711
Software licensing and utilization	1,793	1,804	1,821	2,106	1,839	7,524	6,332
Occupancy, net	1,812	1,634	1,655	1,799	1,412	6,900	5,527
Equipment	1,249	1,121	1,112	1,011	864	4,493	3,101
Shares tax	160	920	480	920	(222)	2,786	800
Legal and professional fees	900	528	694	639	388	2,761	1,979
ATM/card processing	534	518	571	517	357	2,139	1,053
Intangible amortization	496	514	521	481	357	2,012	1,180
FDIC Assessment	243	254	506	591	524	1,594	1,888
Charitable contributions qualifying for State tax credits	843	—	125	65	797	1,033	1,432
Mortgage banking profit-sharing	—	—	33	145	566	178	2,571
(Gain) loss on sale or write-down of foreclosed assets, net	(45)	(57)	(15)	(16)	1	(133)	(25)
Merger and acquisition	294	—	—	—	2,347	294	3,067
Post-acquisition restructuring	—	—	—	329	9,880	329	9,880
Other	3,755	3,896	4,072	3,914	3,124	15,332	10,609
Total Noninterest Expense	25,468	24,715	23,915	25,745	34,072	99,843	91,105
INCOME BEFORE PROVISION FOR INCOME TAXES	19,298	19,107	15,023	13,919	590	67,347	36,051
Provision for income taxes	3,579	3,626	2,771	2,565	(17)	12,541	6,732
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,719	$15,481	$12,252	$11,354	$607	$54,806	$29,319

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.99	$0.97	$0.77	$0.71	$0.05	$3.44	$2.71
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20	$0.80	$0.79

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$4,671	$36	3.06%	$5,583	$12	0.85%	$58,015	$8	0.05%
Investment Securities:
Taxable	561,119	3,733	2.64	546,439	3,369	2.45	223,546	938	1.66
Tax-Exempt	79,673	494	2.46	80,008	496	2.46	62,588	365	2.31
Total Securities	640,792	4,227	2.62	626,447	3,865	2.45	286,134	1,303	1.81

Federal Funds Sold	4,749	40	3.34	131,089	736	2.23	758,165	324	0.17
Loans and Leases, Net	3,395,308	42,585	4.98	3,237,587	38,573	4.73	2,595,090	31,108	4.76
Restricted Investment in Bank Stocks	6,694	51	3.02	4,322	13	1.19	8,328	106	5.05
Total Earning Assets	4,052,214	46,939	4.60	4,005,028	43,199	4.28	3,705,732	32,849	3.52

Cash and Due from Banks	67,284			69,751			45,385
Other Assets	261,715			265,004			192,969
Total Assets	$4,381,213			$4,339,783			$3,944,086

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,057,649	$2,051	0.77%	$1,072,496	$873	0.32%	$855,060	$548	0.25%
Money Market	965,866	2,996	1.23	994,446	1,097	0.44	976,601	696	0.28
Savings	335,928	49	0.06	352,024	43	0.05	264,547	55	0.08
Time	527,708	1,899	1.43	464,273	823	0.70	511,953	1,236	0.96
Total Interest-bearing Deposits	2,887,151	6,995	0.96	2,883,239	2,836	0.39	2,608,161	2,535	0.39

Short term borrowings	47,262	441	3.70	—	—	—	—	—	—
Long-term debt	4,441	46	4.11	4,537	47	4.11	76,990	209	1.08
Subordinated debt and trust preferred securities	64,673	683	4.19	69,523	714	4.07	54,615	569	4.13
Total Interest-bearing Liabilities	3,003,527	8,165	1.08	2,957,299	3,597	0.48	2,739,766	3,313	0.48

Noninterest-bearing Demand	840,136			843,419			759,897
Other Liabilities	31,781			36,983			46,659
Shareholders' Equity	505,769			502,082			397,764
Total Liabilities & Shareholders' Equity	$4,381,213			$4,339,783			$3,944,086

Net Interest Income (taxable equivalent basis)		$38,774			$39,602			$29,536
Taxable Equivalent Adjustment		(197)			(193)			(164)
Net Interest Income		$38,577			$39,409			$29,372

Total Yield on Earning Assets			4.60%			4.28%			3.52%
Rate on Supporting Liabilities			1.08			0.48			0.48
Average Interest Spread			3.52			3.80			3.04
Net Interest Margin			3.80			3.92			3.16
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Year Ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$26,633	$69	0.26%	$15,916	$13	0.08%
Investment Securities:
Taxable	500,156	11,663	2.33	124,692	2,257	1.81
Tax-Exempt	78,039	1,895	2.43	57,361	1,420	2.48
Total Securities	578,195	13,558	2.34	182,053	3,677	2.02

Federal Funds Sold	311,989	1,826	0.59	567,647	809	0.14
Loans and Leases, Net	3,217,282	150,636	4.68	2,539,074	119,082	4.69
Restricted Investment in Bank Stocks	6,045	289	4.78	7,351	345	4.69
Total Interest-earning Assets	4,140,144	166,378	4.02	3,312,041	123,926	3.74

Cash and Due from Banks	63,608			38,517
Other Assets	265,691			169,946
Total Assets	$4,469,443			$3,520,504

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,051,605	$3,847	0.37%	$688,595	$2,330	0.34%
Money Market	1,040,762	5,277	0.51	842,107	3,157	0.37
Savings	355,229	193	0.05	218,546	237	0.11
Time	524,944	4,827	0.92	451,277	5,603	1.24
Total Interest-bearing Deposits	2,972,540	14,144	0.48	2,200,525	11,327	0.51

Short-term borrowings	11,914	441	—	153,850	539	0.35
Long-term debt	23,344	352	1.51	75,483	821	1.09
Subordinated debt and trust preferred securities	70,583	2,830	4.01	47,116	2,067	4.39
Total Interest-bearing Liabilities	3,078,381	17,767	0.58	2,476,974	14,754	0.60

Noninterest-bearing Demand	848,991			684,022
Other Liabilities	43,133			30,433
Shareholders' Equity	498,938			329,075
Total Liabilities & Shareholders' Equity	$4,469,443			$3,520,504

Net Interest Income (taxable-equivalent basis)		$148,611			$109,172
Taxable Equivalent Adjustment		(778)			(604)
Net Interest Income		$147,833			$108,568

Total Yield on Earning Assets			4.02%			3.74%
Rate on Supporting Liabilities			0.58			0.60
Average Interest Spread			3.44			3.15
Net Interest Margin			3.59			3.30
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Allowance for Loan and Lease Losses:
Beginning balance	$18,480	$16,876	$15,147	$14,597	$14,233
Loans Charged off
Commercial and industrial	—	(1)	—	—	(7)
Commercial real estate	(7)	—	—	—	(1)
Commercial real estate - construction	—	—	—	—	—
Residential mortgage	(23)	(2)	—	—	—
Home equity	—	(1)	—	—	—
Consumer	(20)	(11)	(9)	(57)	(19)
Total loans charged off	(50)	(15)	(9)	(57)	(27)
Recoveries of loans previously charged off
Commercial and industrial	—	—	—	13	10
Commercial real estate	—	63	—	65	1
Commercial real estate - construction	—	—	—	24	7
Residential mortgage	—	—	2	—	—
Home equity	—	—	1	1	—
Consumer	2	6	10	4	3
Total recoveries	2	69	13	107	21
Balance before provision	18,432	16,930	15,151	14,647	14,227
Provision for loan and lease losses	525	1,550	1,725	500	370
Balance, end of quarter	$18,957	$18,480	$16,876	$15,147	$14,597

Nonperforming Assets
Nonaccrual loans	$8,195	$7,233	$7,551	$7,507	$9,547
Accruing trouble debt restructured loans	390	396	422	430	435
Total nonperforming loans	8,585	7,629	7,973	7,937	9,982

Foreclosed real estate	43	49	69	125	—
Total nonperforming assets	8,628	7,678	8,042	8,062	9,982

Accruing loans 90 days or more past due	654	633	—	133	515
Total risk elements	$9,282	$8,311	$8,042	$8,195	$10,497
PPP Summary

(Dollars in thousands)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

PPP loans, net of deferred fees	$2,600	$2,800	$4,966	$34,124	$111,286

PPP Fees recognized	$29	$99	$652	$2,989	$4,426

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. Core earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Shareholders' Equity	$512,099	$499,105	$495,835	$494,161	$490,076
Less: Goodwill	114,231	113,871	113,835	113,835	113,835
Less: Core Deposit and Other Intangibles	7,260	7,215	7,729	8,250	9,436
Tangible Equity	$390,608	$378,019	$374,271	$372,076	$366,805

Common Shares Outstanding	15,886,143	15,882,853	15,878,193	15,960,916	15,957,830

Tangible Book Value per Share	$24.59	$23.80	$23.57	$23.31	$22.99
Non-PPP Core Banking Loans

(Dollars in thousands)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Loans and leases, net of unearned interest	$3,514,119	$3,322,457	$3,180,033	$3,121,531	$3,104,396
Less: PPP loans, net of deferred fees	2,600	2,800	4,966	34,124	111,286
Non-PPP core banking loans	$3,511,519	$3,319,657	$3,175,067	$3,087,407	$2,993,110

Core Earnings Per Common Share Excluding Non-Recurring Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Net Income Available to Common Shareholders	$15,719	$15,481	$12,252	$11,354	$607
Plus: Merger and Acquisition Expenses	294	—	—	329	12,227
Less: Tax Effect of Merger and Acquisition Expenses	62	—	—	69	2,568
Net Income Excluding Non-Recurring Expenses	$15,951	$15,481	$12,252	$11,614	$10,266

Weighted Average Shares Outstanding	15,883,003	15,877,592	15,934,083	15,957,864	13,005,895

Core Earnings Per Common Share Excluding Non-Recurring Expenses	$0.99	$0.97	$0.77	$0.73	$0.79
Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Net income available to common shareholders	$15,719	$15,481	$12,252	$11,354	$607
Plus: Intangible amortization, net of tax	392	406	412	380	282
	$16,111	$15,887	$12,664	$11,734	$889

Average shareholders' equity	$505,769	$502,082	$495,681	$494,019	$403,010
Less: Average goodwill	113,879	113,835	113,835	113,835	113,835
Less: Average core deposit and other intangibles	6,966	7,465	7,983	8,950	9,436
Average tangible shareholders' equity	$384,924	$380,782	$373,863	$371,234	$279,739

Return on average tangible common equity	16.61%	16.55%	13.59%	12.82%	1.26%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Noninterest expense	$25,468	$24,715	$23,915	$25,745	$34,072
Less: Merger and acquisition expenses	294	—	—	329	12,227
Less: Intangible amortization	496	514	521	481	357
Less: (Gain) loss on sale or write-down of foreclosed assets, net	(45)	(57)	(15)	(16)	1
Efficiency ratio numerator	$24,723	$24,258	$23,409	$24,951	$21,487

Net interest income	38,577	39,409	35,433	34,414	29,372
Noninterest income	6,714	5,963	5,230	5,750	5,660
Efficiency ratio denominator	$45,291	$45,372	$40,663	$40,164	$35,032

Efficiency ratio	54.59%	53.46%	57.57%	62.12%	61.34%